As filed with the Securities and Exchange Commission on March 20, 2023

Registration No. 333-161186

Registration No. 333-201203

Registration No. 333-239034

Registration No. 333-265453

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-161186

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-201203

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-239034

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-265453

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALERISLIFE Inc.

(Exact name of registrant as specified in its charter)

Maryland	04-3516029
(State or other jurisdiction of incorporation or organization)	(IRS employer identification number)

Two Newton Place

255 Washington Street, Suite 230

Newton, Massachusetts 02458

(617) 796-8387

(Address of principal executive offices)

Five Star Quality Care, Inc. 2001 Stock Option and Stock Incentive Plan

Five Star Quality Care, Inc. 2014 Equity Compensation Plan

Five Star Senior Living Inc. Amended and Restated 2014 Equity Compensation Plan, as amended

AlerisLife Inc. Second Amended and Restated 2014 Equity Compensation Plan

(Full title of the Plans)

Jeffrey C. Leer
President and Chief Executive Officer

Two Newton Place

255 Washington Street, Suite 230

Newton, Massachusetts 02458

(617) 796-8387

(Name, address and telephone number of Agent for Service)

Copies to:

Faiz Ahmad

Skadden, Arps, Slate, Meagher & Flom LLP

One Rodney Square

920 North King Street

Wilmington, DE 19801

(302) 651-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer, “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) filed by AlerisLife Inc., a Maryland corporation (the “Registrant”), deregister all shares of the Registrant’s common stock, $0.01 par value per share (the “Shares”), remaining unissued under the following Registration Statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”):

•	Registration Statement on Form S-8 (No. 333-265453) pertaining to the registration of an aggregate of 3,500,000 Shares, issuable under the Registrant’s Second Amended and Restated 2014 Equity Compensation Plan, which was filed with the SEC on June 7, 2022.

•	Registration Statement on Form S-8 (No. 333-239034) pertaining to the registration of 2,400,000 Shares, issuable under the Registrant’s Amended and Restated 2014 Equity Compensation Plan, which was filed with the SEC on June 9, 2020.

•	Registration Statement on Form S-8 (No. 333-201203) pertaining to the registration of 5,166,270 Shares, issuable under the Registrant’s 2014 Equity Compensation Plan, which was filed with the SEC on December 22, 2014.

•	Registration Statement on Form S-8 (No. 333-161186) pertaining to the registration of an aggregate of 3,000,000 Shares, issuable under the Registrant’s 2001 Stock Option and Stock Incentive Plan, which was filed with the SEC on August 7, 2009.

Pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 2, 2023, among the Registrant, ABP Acquisition LLC, a Maryland limited liability company (“Parent”), and ABP Acquisition 2 LLC, a Maryland limited liability company and a wholly owned subsidiary of Parent (“Purchaser”), Purchaser was merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation and a wholly owned subsidiary of Parent. The Merger became effective on March 20, 2023.

In connection with the closing of the Merger, the offerings pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all Shares registered under the Registration Statements but not sold under the Registration Statements.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on February 3, 2023.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newton, Commonwealth of Massachusetts, on March 20, 2023.

AlerisLife Inc.

By:	/s/ Jeffrey C. Leer
Name: Jeffrey C. Leer
Title: President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.